 Limelight Networks Appoints Lonhyn Jasinskyj to Senior Vice President, Software Development

TEMPE, Az -- 4 November 2009 ? Limelight Networks, Inc. (NASDAQ: LLNW) today announced the appointment of Lonhyn Jasinskyj to Senior Vice President, Software Engineering. Mr. Jasinskyj brings over fifteen years of engineering and management experience to the company, and will oversee the development of the core software technologies that drive the company's global network and service offerings.

"We are very pleased to add Lonhyn's experience in building successful, scalable enterprise-class software platforms to the Limelight Networks executive team. His proven track record within the areas of Internet security, distributed high-performance computing, and next-generation digital advertising platforms, as well as his focus on building an environment of innovation within software engineering, will help Limelight continue to differentiate our service offerings in a very dynamic market," said Nathan Raciborski, co-founder and chief technology officer, Limelight Networks, Inc.

Mr. Jasinskyj previously was vice president, engineering at VideoEgg, a rich media content and advertising company. Prior to VideoEgg, he led Software Development at IronPort Systems, a leader in email and network security appliances and spam and malware prevention systems that was acquired by Cisco Systems in 2007. Mr. Jasinskyj also co-founded Lohika, one of the largest offshore software development companies in Eastern Europe, and was an early participant at Zembu Labs, a distributed database technology company.

In addition, Mr. Jasinskyj has eight years of both management and research and development experience at NASA's Ames Research Center in the massively parallel computing and scientific visualization fields. His earlier background includes architecting large-scale software systems at ATX Inc., a major independent telephone company; as well as research in robotics, machine vision, and distributed computing in an academic environment.

Mr. Jasinskyj studied both Computer Science and Engineering, as well as and Biology at the University of Pennsylvania.

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Safe-Harbor Statement

This press release contains forward-looking statements concerning the company's operations and use of intellectual property. Forward-looking statements are not guarantees and are subject to a number of risks and uncertainties that could cause actual results to differ materially including, the inherent risks associated with litigation, particularly intellectual property-based litigation. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason.
About Limelight Networks, Inc.

Limelight Networks, Inc. (Nasdaq: LLNW) is trusted by the world?s most innovative enterprise, entertainment, technology, and software brands to improve the performance and profitability of web sites and end-user experiences. Our scalable, on-demand managed infrastructure solutions provide global reach and consistent high availability, by routing traffic over a private fiber-optic backbone rather than through the often-congested, unpredictable public Internet. For more information, visit our web site (http://www.limelightnetworks.com), read our blog (http://blog.llnw.com), or follow at llnw (http://www.twitter.com/llnw) on Twitter.

Copyright (C) 2009 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners

CONTACT: Paul Alfieri of Limelight Networks, Inc., +1-917-297-4241, palfieri@llnw.com